EXHIBIT 13

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/22/26 to 2/4/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
1/22/2026	Sell	35,831	15.50
1/23/2026	Sell	58,213	15.50
1/26/2026	Sell	44,054	15.54
1/27/2026	Sell	83,984	15.54
1/28/2026	Sell	105,896	15.53
1/29/2026	Sell	166,027	15.44
1/30/2026	Sell	157,827	15.46
2/2/2026	Sell	178,239	15.55
2/3/2026	Sell	143,707	15.38
2/4/2026	Sell	151,192	15.28